SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2014

POAGE BANKSHARES, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-35295	45-3204393
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1500 Carter Avenue, Ashland, Kentucky	41101
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (606) 324-7196

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)	Appointment of Executive Officers

Pursuant to the Agreement and Plan of Merger by and among Poage Bankshares, Inc. (“Poage” or the “Company”), Home Federal Savings and Loan Association (“Home Federal” or the “Bank”), Poage Merger Subsidiary, Inc., Town Square Financial Corporation (“Town Square”) and Town Square Bank, dated October 21, 2014 (the “Merger Agreement”), the Company and Home Federal agreed to offer Mr. Bruce VanHorn, President and Chief Executive Officer of Town Square and Town Square Bank, an employment agreement to serve as an executive officer of the Company and Home Federal.

On March 18, 2014, the Company and Town Square, and their respective subsidiaries, consummated the merger transaction. In conjunction with the consummation of the merger transaction, Bruce VanHorn, formerly President and Chief Executive Officer of Town Square and Town Square Bank, will serve as Executive Vice President of the Company and President of Home Federal, effective immediately.

Mr. VanHorn, age 59, served as President and Chief Financial Officer of Town Square and Town Square Bank from 2001 to March 18, 2014. Mr. VanHorn has over 27 years of experience in the financial industry. Mr. VanHorn holds an associate’s degree in chemistry from the University of Kentucky, a bachelor’s degree in business administration from Marshall University, an MBA from Morehead State University, and degrees in banking from the Kentucky School of Banking at the University of Louisville and the Graduate School of Banking at Louisiana State University.

Mr. VanHorn entered into a three-year employment agreement with the Company and Home Federal wherein he will receive a base salary of $202,000. In addition, Mr. VanHorn will receive up to four retention payments based upon his length of service with Home Federal, a grant of 20,000 stock options of the Company, and, in the event of certain terminations of employment, Mr. VanHorn will receive an additional severance payment. A copy of Mr. VanHorn’s employment agreement is attached as Exhibit 10.1 to this Form 8-K.

In addition, Jane Gilkerson, formerly the Chief Financial Officer of Town Square and Town Square Bank, will serve as Chief Financial Officer of the Company and Home Federal, effective immediately. In conjunction with Ms. Gilkerson’s appointment as Chief Financial Officer of the Company and Home Federal, Jeffrey W. Clark has been appointed as Comptroller of the Company and Home Federal.

Ms. Gilkerson, age 53, served as Senior Vice President and Chief Financial Officer of Town Square and Town Square Bank from 2003 to March 18, 2014. Ms. Gilkerson has over 35 years of experience in the financial industry. From 1996 through 2000, she served as Chief Financial Officer of First Sentry Bank, Huntington, West Virginia. From 2000 through 2003, she worked as a CPA for Hayflich & Steinberg CPA. Ms. Gilkerson is a certified public accountant and holds a bachelor’s degree in business administration and accounting from Marshall University.

(d)	Appointment of Directors

Pursuant to the terms of the Merger Agreement, two members of the Town Square Board of Directors will serve as members of the Boards of Directors of the Company and Home Federal. On March 12, 2014, the Nominating and Corporate Governance Committee of the Company nominated Messrs. Thomas Burnette and John C. Stewart, Jr., each formerly directors of Town Square, to the Board of Directors of the Company. On March 19, 2014, the Board of Directors elected Messrs. Burnette and Stewart to the Board of Directors, effective immediately.

Thomas Burnette, age 64, is the President and Owner of Ashland Office Supply, Inc., a business he has owned and operated since 1978. He holds a bachelor’s degree from Morehead State University in education. Mr. Burnette is actively involved in the Ashland, Kentucky community and serves on the boards of many organizations in the Bank's market area. Mr. Burnette was elected to a term to expire at the 2014 Annual Meeting of Shareholders. Mr. Burnette has not been appointed to any committee of the Board of Directors at this time.

John C. Stewart, Jr., age 67, is retired and previously served as President of Big Sandy Furniture, Inc. after dedicating 42 years to the company where he began his career. Mr. Stewart is actively involved in the Ashland, Kentucky community and serves on the boards of many organizations in the Bank’s market area. Mr. Stewart was elected to a term to expire at the 2016 Annual Meeting of Shareholders. Mr. Stewart has not been appointed to any committee of the Board of Directors at this time.

The Board of Directors of the Company by resolution increased the size of the Board from 7 to 9 members to reflect the appointments of Messrs. Burnette and Stewart. In addition, the Board of Directors of Home Federal was increased from 7 to 9 members to accommodate the appointment of Messrs. Burnette and Stewart, subject to the non-objection to Home Federal’s bylaw amendment by its regulators.

A copy of the press release announcing the appointment of Messrs. VanHorn, Burnette, Stewart, Clark and Ms. Gilkerson is attached as Exhibit 99.1 to this Form 8-K.

Item 8.01	Other Events

On March 18, 2014, the Company and Home Federal issued a press release announcing the completion of their acquisition of Town Square and Town Square Bank, as contemplated by the Merger Agreement. Pursuant to the Merger Agreement, Town Square shareholders had the option of electing to receive either $33.86 in cash, 2.3289 shares of Poage common stock, or a combination of Poage common stock and cash, subject to 55% of the total merger consideration consisting of Poage common stock and the remainder for cash. The election deadline expired at 4:00 p.m., EST on March 18, 2014. The Company will announce the results of the cash/stock election results shortly. A copy of the press release announcing the completion of the merger transaction is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits:

Exhibit 10.1	Employment Agreement by and between Home Federal Savings and Loan Association, Poage Bankshares, Inc., and Bruce VanHorn

Exhibit 99.1	Press release of Poage Bankshares, Inc. dated March 18, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

POAGE BANKSHARES, INC.
DATE: March 19, 2014	By:	/s/ Ralph E. Coffman, Jr.
Ralph E. Coffman, Jr.
President and Chief Executive Officer